EXHIBIT 99.1
WD-40 Company Reports Third Quarter 2025 Financial Results
~ Net Sales of Maintenance Products up 6 percent Year-To-Date ~
~ Management Narrows Net Sales Outlook; Raises Operating Income and EPS Guidance ~
SAN DIEGO — July 10, 2025 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2025.
Third Quarter Highlights and Summary:
•Total net sales were $156.9 million, an increase of 1 percent compared to the prior year fiscal quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales of approximately $1.6 million for the current quarter.
•Maintenance product sales were $150.4 million, an increase of 2 percent compared to the prior year fiscal quarter.
•Gross margin was 56.2 percent compared to 53.1 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were $51.5 million, up 13 percent compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were $9.2 million, down 2 percent compared to the prior year fiscal quarter. These expenses accounted for 5.8 percent of total net sales, down from 6.0 percent in the prior year fiscal quarter.
•Operating income was $27.4 million, an increase of 1 percent from the prior year fiscal quarter.
•Net income was $21.0 million, an increase of 6 percent from the prior year fiscal quarter.
•Diluted earnings per share were $1.54 compared to $1.46 in the prior year fiscal quarter, an increase of 5 percent.

“Today we reported third quarter net sales of $156.9 million — a new record high for net sales in a quarter — reflecting a modest 1 percent year-over-year increase,” said Steve Brass, president and chief executive officer. “Our core maintenance products grew 2 percent in the quarter and are up 6 percent year-to-date, aligning with our long-term growth objectives. At the same time, we’ve made significant progress on gross margin recovery, reaching 56 percent in the third quarter — an improvement of 310 basis points over last year. We now expect to exceed our 55 percent long-term gross margin target for the fiscal year 2025, a full year ahead of schedule. While we remain mindful of external risks, we’re confident in our trajectory and our ability to deliver on the measures that drive long-term value creation for our stockholders.”
Net Sales by Segment (in thousands):

	Three Months Ended May 31,				Nine Months Ended May 31,
	2025	2024	Dollars	Change	2025	2024	Dollars	Change
Americas (1)	$78,162	$75,103	$3,059	4%	$213,127	$202,685	$10,442	5%
EIMEA (2)	56,705	59,399	(2,694)	(5)%	173,763	162,466	11,297	7%
Asia-Pacific (3)	22,048	20,543	1,505	7%	69,624	69,415	209	—%
Total	$156,915	$155,045	$1,870	1%	$456,514	$434,566	$21,948	5%

Third Quarter Highlights by Segment:
Americas
•The Americas segment represented 50 percent of total net sales in the third quarter.
•Total net sales in the Americas increased 4 percent in the third quarter compared to the prior year fiscal quarter primarily due to a 5 percent increase in net sales of WD-40® Multi-Use Product. WD-40® Multi-Use Product sales increased most significantly in the United States, which increased $3.0 million compared to the prior year fiscal quarter. Sales growth in the United States was largely attributable to increased promotional activity and the timing of customer orders. These increases were slightly offset by lower sales of WD-40® Multi-Use Product in Canada, which were down $0.2 million due to changes in distribution and reduced promotional activity. Sales in Latin America remained constant.
•Net sales of WD-40 Specialist® increased $0.4 million, or 4 percent, compared to the prior year fiscal quarter primarily due to expanded distribution in the United States.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales in the Americas of approximately $1.8 million for the current quarter.

EIMEA
•The EIMEA segment represented 36 percent of total net sales in the third quarter.
•Total net sales in EIMEA decreased 5 percent in the third quarter compared to the prior year fiscal quarter primarily due to a 6 percent decrease in net sales of WD-40® Multi-Use Product. WD-40® Multi-Use Product sales decreased $2.6 million resulting from a decrease in sales volume in the EIMEA distributor markets, primarily in Turkey and the Middle East. This was driven by the timing of customer orders as well as operational changes in the region. These decreases were partially offset by increases in most of the EIMEA direct markets.
•Net sales of WD-40 Specialist® increased $1.3 million, or 15 percent, compared to the prior year fiscal quarter primarily due to higher sales volume as a result of increased promotional activity for our WD-40 Specialist® Bike product line in the DACH region, as well as stronger levels of demand in France and other direct markets.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in EIMEA of approximately $0.4 million for the current quarter.

Asia-Pacific
•The Asia-Pacific segment represented 14 percent of total net sales in the third quarter.
•Total net sales in Asia-Pacific increased 7 percent in the third quarter compared to the prior year fiscal quarter primarily due to a 10 percent increase in sales of WD-40® Multi-Use Product. WD-40® Multi-Use Product sales increased by $0.9 million in China and by $0.6 million in the Asia distributor markets. The growth in China was due to successful promotional programs and expanded distribution. The growth in the Asia distributor markets was driven by successful promotional programs and increased demand, particularly in Indonesia and Taiwan.
•Net sales of WD-40 Specialist® increased 6 percent primarily due to higher sales volume from successful promotional programs and marketing activities in the Asia distributor markets and China.
•Homecare and cleaning product sales, which remain a strategic focus for the Company in Australia, decreased 8 percent due to reduced promotional activity and the timing of customer orders.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales in Asia-Pacific of approximately $0.2 million for the current quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,				Nine Months Ended May 31,
	2025	2024	Dollars	Change	2025	2024	Dollars	Change
WD-40 Multi-Use Product	$120,687	$119,053	$1,634	1%	$352,926	$333,964	$18,962	6%
WD-40 Specialist	22,028	20,224	1,804	9%	59,762	53,883	5,879	11%
Other maintenance products (4)	7,687	7,885	(198)	(3)%	22,538	22,699	(161)	(1)%
Total maintenance products	150,402	147,162	3,240	2%	435,226	410,546	24,680	6%
HCCP (5)	6,513	7,883	(1,370)	(17)%	21,288	24,020	(2,732)	(11)%
Total	$156,915	$155,045	$1,870	1%	$456,514	$434,566	$21,948	5%
•Net sales of maintenance products, which are considered the primary strategic focus for the Company, represented 96 percent of total net sales in the third quarter. Net sales of maintenance products increased 2 percent in the third quarter compared to the prior year fiscal quarter primarily due to higher sales of WD-40® Multi-Use Product in the United States and certain Asia-Pacific regions such as China and the Asia distributor markets.
•Net sales of homecare and cleaning products represented 4 percent of total net sales in the third quarter. Net sales of homecare and cleaning products decreased 17 percent in the third quarter compared to the prior year fiscal quarter. The Company has announced its intent to sell its homecare and cleaning product portfolios in the Americas and United Kingdom.
Dividend and Share Repurchase Update
•On June 17, 2025, the Company’s board of directors declared a regular quarterly dividend of $0.94 per share payable on July 31, 2025 to stockholders of record at the close of business on July 18, 2025.
•On June 16, 2025, the Company’s board approved an extension of the expiration date to August 31, 2026 for the 2023 Repurchase Plan, which became effective on September 1, 2023 and was set to expire August 31, 2025. The Company is currently authorized to acquire up to $50.0 million of its outstanding shares through the expiration date of August 31, 2026, of which $32.2 million remains available for the repurchase of shares of common stock as of May 31, 2025.
•During the period from September 1, 2024 through the end of the third quarter, the Company repurchased 39,000 shares at a total cost of $9.7 million.
•The timing and amount of repurchases under the plan are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants, and in compliance with all laws and regulations applicable thereto.

Updated Fiscal Year 2025 Guidance
The Company updated the following fiscal year guidance. This guidance is on a pro forma basis, excluding the full fiscal year financial impact of certain homecare and cleaning products classified as assets held for sale and the impact of the previously disclosed uncertain tax position benefit.

•Net sales growth from the pro forma 2024 results has been narrowed to be projected to be between 6 and 9 percent, with net sales between $600 million and $620 million, after adjusting for estimated translation impacts of foreign currency.
•Gross margin for the full year continues to be expected to be between 55 and 56 percent.
•Advertising and promotion investments continues to be projected to be around 6 percent of net sales.

•Operating income has been increased to be projected to be between $96 million and $101 million. This range now reflects anticipated growth of between 7 to 12 percent compared to 2024 pro forma results.
•The provision for income tax continues to be expected to be around 22.5 percent.
•Diluted earnings per share have been increased and are now expected to be between $5.30 and $5.60 based on an estimated 13.5 million weighted average shares outstanding. This new range reflects anticipated growth of between 12 to 18 percent compared to 2024 pro forma results.
This guidance is expressed in good faith and is based on management’s current view of anticipated results on a pro forma basis. Unanticipated inflationary headwinds, foreign currency exchange fluctuations, changes in trade tariffs, and other unforeseen events may further affect the Company’s financial results. Net sales guidance is adjusted for estimated translation impact of foreign currency use weighted average fiscal year 2024 foreign currency exchange rates. In the event the Company is unsuccessful in the divestiture of its assets currently held for sale, its guidance would be positively impacted by approximately $20 million in net sales, approximately $6 million in operating income, and approximately $0.33 in diluted EPS for the full fiscal year.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $590.6 million in fiscal year 2024 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from any acquisition or divestiture transaction; acquired business not performing as expected; assuming unexpected risks, liabilities and obligations of the acquired business; disruption to the parties’ business as a result of the announcement and acquisition or divestiture transaction; integration of acquired business and operations into the Company; the Company's ability to successfully complete any planned divestiture; expected timing of the closing for the divestiture; expected proceeds from the divestiture; the intended use of proceeds by the Company from the divestiture transaction; impact of the divestiture transaction on the Company's stock price or EPS; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; changes in trade policies and tariffs; the impacts from inflationary trends, supply chain constraints and supply chain disruptions; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of July 10, 2025. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may materially differ from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024 which the Company filed with the SEC on October 21, 2024, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2025, which the Company expects to file with the SEC on July 10, 2025.

Table Notes and General Definitions
(1)The Americas segment consists of the U.S., Canada and Latin America.
(2)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(3)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(4)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(5)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava®, and Solvol® brand names.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$51,682	$46,699
Trade and other accounts receivable, net	112,409	117,493
Inventories	77,249	79,088
Other current assets	25,117	12,161
Total current assets	266,457	255,441
Property and equipment, net	60,101	62,983
Goodwill	96,951	96,985
Other intangible assets, net	2,356	6,222
Right-of-use assets	13,492	11,611
Deferred tax assets, net	1,068	993
Other assets	15,527	14,804
Total assets	$455,952	$449,039

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$27,801	$35,960
Accrued liabilities	29,091	31,272
Accrued payroll and related expenses	25,962	26,055
Short-term borrowings	10,264	8,659
Income taxes payable	603	1,554
Total current liabilities	93,721	103,500
Long-term borrowings	85,562	85,977
Deferred tax liabilities, net	9,766	9,066
Long-term operating lease liabilities	8,388	5,904
Other long-term liabilities	1,453	14,066
Total liabilities	198,890	218,513

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,954,495 and 19,925,212 shares issued at May 31, 2025 and August 31, 2024, respectively; and 13,538,864 and 13,548,581 shares outstanding at May 31, 2025 and August 31, 2024, respectively	20	20
Additional paid-in capital	178,475	175,642
Retained earnings	532,180	499,931
Accumulated other comprehensive loss	(28,075)	(29,268)
Common stock held in treasury, at cost — 6,415,631 and 6,376,631 shares at May 31, 2025 and August 31, 2024, respectively	(425,538)	(415,799)
Total stockholders’ equity	257,062	230,526
Total liabilities and stockholders’ equity	$455,952	$449,039

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2025	2024	2025	2024

Net sales	$156,915	$155,045	$456,514	$434,566
Cost of products sold	68,804	72,657	204,600	203,684
Gross profit	88,111	82,388	251,914	230,882

Operating expenses:
Selling, general and administrative	51,541	45,564	151,054	134,722
Advertising and sales promotion	9,160	9,345	24,957	23,053
Amortization of definite-lived intangible assets	45	303	136	806
Total operating expenses	60,746	55,212	176,147	158,581

Income from operations	27,365	27,176	75,767	72,301

Other income (expense):
Interest income	104	136	358	276
Interest expense	(887)	(1,182)	(2,781)	(3,336)
Other income (expense), net	880	(283)	813	(516)
Income before income taxes	27,462	25,847	74,157	68,725
Provision for income taxes	6,485	6,005	4,404	15,865
Net income	$20,977	$19,842	$69,753	$52,860

Earnings per common share:
Basic	$1.54	$1.46	$5.13	$3.89
Diluted	$1.54	$1.46	$5.13	$3.88

Shares used in per share calculations:
Basic	13,544	13,552	13,548	13,556
Diluted	13,567	13,577	13,570	13,581

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2025	2024
Operating activities:
Net income	$69,753	$52,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,099	7,186
Amortization of cloud computing implementation costs	1,265	650
Net gains on sales and disposals of property and equipment	(87)	(141)
Deferred income taxes	(86)	539
Tax benefit from release of uncertain tax position	(11,929)	—
Stock-based compensation	5,716	5,051
Unrealized foreign currency exchange losses	348	108
Provision for credit losses	1,044	325
Write-off of inventories	693	1,347
Changes in assets and liabilities:
Trade and other accounts receivable	4,644	(15,771)
Inventories	(2,776)	9,137
Other assets	(6,387)	(186)
Operating lease assets and liabilities, net	(17)	(26)
Accounts payable and accrued liabilities	(10,001)	(347)
Accrued payroll and related expenses	(205)	1,915
Other long-term liabilities and income taxes payable	(94)	2,177
Net cash provided by operating activities	57,980	64,824

Investing activities:
Purchases of property and equipment	(3,177)	(3,359)
Proceeds from sales of property and equipment	329	457
Net cash used in investing activities	(2,848)	(9,103)

Financing activities:
Treasury stock purchases	(9,739)	(8,094)
Dividends paid	(37,504)	(35,239)
Repayments of long-term senior notes	(800)	(800)
Net proceeds (repayments) from revolving credit facility	1,605	(11,592)
Shares withheld to cover taxes upon conversions of equity awards	(2,883)	(2,420)
Net cash used in financing activities	(49,321)	(58,145)
Effect of exchange rate changes on cash and cash equivalents	(828)	(419)
Net increase (decrease) in cash and cash equivalents	4,983	(2,843)
Cash and cash equivalents at beginning of period	46,699	48,143
Cash and cash equivalents at end of period	$51,682	$45,300